SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                ________________



Date of Report (Date of earliest event reported) November 30, 1997



                                 AQUAGENIX, INC.
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             (Exact name of registrant as specified in its charter)


        Delaware                      0-24490                 65-0419263
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 (State or other jurisdiction  (Commission File Number)     I.R.S.  Employer
      of incorporation)                                    Identification No.)


6500 Northwest 15th Avenue, Fort Lauderdale, Florida             33309
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(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code      (954) 975-7771
                                                  ------------------------------


                                 Not Applicable
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          (Former name or former address, if changed since last report)



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ITEM 5.     OTHER EVENTS.

On November 30, 1997, Aquagenix, Inc. (the "Company") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Thomas Terry, Jr. ("Terry") to acquire all of the issued and outstanding stock of Lewis Tree Service, Inc. ("Lewis"), a privately-owned business located in Rochester, New York. The purchase price for the stock will be Twenty-five Million ($25,000,000) Dollars plus shares of Common Stock of the Company having a Fair Market Value (as defined in the Stock Purchase Agreement) equal to the Applicable Percentage (defined below) of Lewis' EBITDA for the twelve (12) months ended October 31, 1998. The Applicable Percentage shall be as follows: (i) if EBITDA is less than $4,500,000, the Applicable Percentage shall be twenty-five (25%) percent, (ii) if EBITDA is at least $4,500,000 but less than $5,250,000, the Applicable Percentage shall be forty (40%) percent, (iii) if EBITDA is at least $5,250,000 but less than $6,000,000, the Applicable Percentage shall be fifty (50%) percent, and (iv) if EBITDA is at least $6,000,000, the Applicable Percentage shall be sixty (60%) percent.

Under the terms of the Amended and Restated Escrow Agreement (the "Escrow Agreement"), the Company has deposited Six Hundred Seventy Thousand ($670,000) Dollars (the "Escrow Amount") with the Escrow Agent. If the closing of the acquisition has not occurred by January 31, 1998, and the Company has not terminated the Stock Purchase Agreement no later than five (5) business days after the Company receives the audited balance sheet of Lewis as at October 25, 1997 which are materially and adversely different from the unaudited balance sheet of Lewis as at October 25, 1997, the Company shall either (a) elect to extend the term of the Stock Purchase Agreement to March 31, 1998 and make an additional deposit with the Escrow Agent sufficient to increase the Escrow Amount to Two Million Five Hundred Thousand ($2,500,000) Dollars or (b) the Escrow Agent shall pay the Escrow Amount to Terry and the Stock Purchase Agreement will terminate, provided that certain conditions have been met, including but not limited to, the accuracy in all material respects of all representations and warranties made by Lewis in the Stock Purchase Agreement, no prohibition on the sale of the stock by Terry and no material adverse change in the properties, assets, business, financial condition or prospects of Lewis since the date of the Stock Purchase Agreement.

The proposed acquisition is subject, among other things, to the Company's obtaining the required financing for the acquisition and the necessary credit facilities to finance and/or repay the working capital requirements and the current debt obligations of Lewis. The closing shall take place on January 31, 1998 unless extended by the Company to March 31, 1998 by complying with the terms and conditions of the Escrow Agreement.










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



Founded in 1938, Lewis also known as Monroe Tree Service, is one of the oldest and largest tree trimming vegetation management companies in the United States with approximately 1,000 employees. It provides vegetation management services to utilities and government entities in eighteen states throughout the eastern United States. Based on the audited financial statements for the fiscal year ended October 25, 1997, Lewis generated total revenues of approximately $50 million. The top ten customers of Lewis accounted for approximately 64% of the total revenues for 1997.

This business combination of Aquagenix and Lewis should further expand the Company's operations throughout eastern United States. With the established customer base of Lewis and its reputation for quality service, combined with the Company's technology and infrastructure, this acquisition will expand the range of vegetation management services and enable the combined company to provide integrated vegetation management solutions to the utility and governmental customers. Members of the executive management team of Lewis will remain with the Company to ensure a seamless transition for its customers with the added benefits of expanded service capabilities and significantly broader insurance and bonding coverages.

The information herein is qualified in its entirety by reference to the Stock Purchase Agreement filed as part of this Form 8-K.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibits
--------

(a) Stock Purchase Agreement, dated November 30, 1997 between Company and Thomas Terry, Jr.























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



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AQUAGENIX, INC.


                                          By:  /s/ Helen Chia
                                             -----------------------------------
                                               Helen Chia
                                               Chief Financial Officer


DATED:  December 12, 1997
































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